Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Scilex Pharmaceuticals Inc.

San Diego, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Sorrento Therapeutics, Inc. and Subsidiaries, of our report dated April 7, 2016 relating to the financial statements of Scilex Pharmaceuticals Inc. Our report contains an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Prospectus which is part of the Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

May 4, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.